Exhibit 10.1

July 22, 2021

Shimei Fan

This letter supersedes all other offer letters previously shared by Coty.

Dear Shimei,

We are pleased to share with you the principles of our offer of employment with Coty Inc. This letter serves as a summary of what you can expect in your employment in COTY.

Following our discussions, we have taken into consideration the Pandemic Context and even if your role is based in Amsterdam, a first period of employment in the United States of America (USA) is planned. As soon as possible, your employment will be transferred to the Netherlands, that should occur no later than in March 2023.

TITLE AND REPORTING

As of the Effective Date (defined below), you will be appointed in the role of Chief Sustainability Officer reporting to the Chief Executive Officer.

During the course your employment with Coty as Chief Sustainability Officer, your job scope will be expanded to include duties in the R&D function as Chief Scientific officer no later than November 15, 2021. This expansion of your duties in the R&D function is contingent upon you not being bound by any post-employment restrictions with any former employer that would preclude you from performing such duties.

EFFECTIVE DATE AND RELOCATION DATE

We anticipate that your employment will start at the latest September 20, 2021. If you have not joined Coty on November 15, 2021 this offer letter will no longer be valid.

Your actual start date will be the “Effective Date”.

As of the Effective Date, a 3-month trial period will apply following the local regulations in effect.

We anticipate that your employment will be transferred to the Netherlands as soon as allowed by the Health situation’s improvement, and no later than in March 2023. Your actual relocation date will be the ‘Relocation Date’.

The exact timing of your relocation to the Netherlands is subject to the Company successfully obtaining the relevant work permit to enable you to be eligible to live and work in the Netherlands. The Effective Date will be the date used for benefit eligibility purposes in the USA, subject to local regulations. The Relocation Date will be the date used for benefit eligibility purposes in the Netherlands, subject to local regulations.

LOCATION

Your place of employment shall be located at Amsterdam provided, however, that during the first period of employment in the United States, your place of employment will be located in Morris Plain, New Jersey.

Within the normal course of your duties, you may be required to travel in accordance with business needs.

Your employment will be governed by the Netherlands Laws and the Collective conditions set up in Coty Management HQ, provided, however, that during the first period of employment in the United States it will be governed by the Laws of the United States.

ANNUAL BASE SALARY
As of the Effective Date, you shall receive an annual gross base salary of USD 420,000 payable in accordance with Coty’s payroll practices and applicable law.

As of the Relocation Date, you shall receive an annual gross base salary set at the date of the offer at EUR 340,000 payable in accordance with Coty’s payroll practices and applicable law. This amount includes the 8% holiday allowance which is mandatory in the Netherlands and which is paid each year in May.

At the time of your relocation to Amsterdam, we will compare the Dutch package with the American one to ensure that both are equivalent.

SIGN-ON BONUS
You shall receive the month following the Effective date a sign-on bonus for a gross amount of USD 200,000 subject to all applicable taxes and withholdings. If you voluntarily resign within twenty-four (24) months of the Effective Date, you will be required to reimburse the Company for the total amount of the sign-on bonus, in net of social charges and taxes.

ANNUAL BONUS
You will be eligible to participate in Coty’s Annual Performance Plan (the “APP”) with a target award of 50% of your annual base salary. The APP is designed to forge a powerful connection between your and the business’s performance and results, and your rewards. On or around the Effective Date, you will receive further information regarding the APP. Your participation will be subject to the terms of the APP and contingent upon your entry into the attached restrictive covenant agreement. Your awards will be subject to discretionary review and approval of Coty’s Board of Directors. An APP brochure is attached for preview, Bonus is prorated vs your starting date in the company.

EQUITY & LONG-TERM
INCENTIVE PLAN

You will be eligible to participate in the Coty Equity & Long-Term Incentive Plan (the “ELTIP”) in accordance with its terms. All equity grants are subject to discretionary review and approval of Coty’s Board of Directors. Detailed information on this grant shall be provided separately as part of the ELTIP annual process. The grant is subject to your formal acceptance and signature of the Restrictive Covenant Agreement (“RCA”) a copy of which is provided to you along with this offer.

You will be eligible for the full annual LTI program.

INTERNATIONAL
MEDICAL PLAN

From the Relocation date, you will be offered to register to the international medical plan funded by the Company for the duration of your employment in the Netherlands. Detailed information describing this plan will be provided to you by the Corporate HR team. You will be asked to formally confirm or not your enrollment in this plan, it will covered until the age of 26 with a school certificate.

EMPLOYEE BENEFITS
You will be enrolled in the local benefits programs in the USA as of the Effective Date.

You will be enrolled in the local benefits programs in the Netherlands as of the Relocation Date.

Detailed information describing these programs will be provided to you by the Human Resources Department. Coty reserves the right to amend, modify or terminate any of its employee benefit plans or programs at any time and for any reason.

COMPANY CAR
IN THE NETHERLANDS

As of the Relocation Date, you will be provided with use of a company car or a car allowance in accordance with Coty’s policies, if you are eligible. Detailed information will be provided to you by the Human Resources Department in the Netherlands.

VACATION

You will accrue vacation days pursuant to Coty’s standard vacation policies for its employees as in effect in the United States with a minimum of 25 working days per complete year of work.

As of the Relocation Date, you will be eligible for vacation entitlement of 30 working days per complete year of work in line with the Netherlands.

RELOCATION SERVICES

Consistent with the International Transfer Policy "ITP", the Company will provide the following relocation services at the time of your relocation to the Netherlands:

Relocation Allowance: The Company shall pay you a relocation allowance, equal to one twelfth of your Dutch annual gross base salary, i.e EUR 28,333, subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with in this Offer Letter. It will be paid to you on the next payroll cycle following your physical relocation, according to the local payroll practices in the Netherlands.

If you voluntarily cancel your move or resign within twelve (12) months of your Effective Date, you will be required to reimburse the Company for the total amount of the relocation allowance perceived, in net of social charges and taxes.

Pre-visit trip: Prior to your move, the Company shall pay the cost of one pre-visit trip for you, your spouse and children, up to 4 days (including weekend days), covering the travel in economy fare and hotel expenses tied to the Company Travel & Entertainment (T&E) policy, in the Netherlands. During this short trip, one orientation day shall be organized with the local relocation agency to help you settling in the area of Amsterdam.

Shipment of Household Goods: The Company will pay all reasonable costs of relocating your and your family’s household goods from Princeton (NJ) to Amsterdam using the most cost-efficient mode available. The shipment will be organized through the preferred relocation agent, as determined globally by the Company. Note that any shipment of bulky or heavy items, alcoholic beverages or items prohibited by customs, as well as pets, plants, pianos, vehicles … will not be covered by the Company.

Inward ticket: The Company will cover for the inward ticket, between New York and Amsterdam, in restricted economy fare, for you and your family, at the beginning of your assignment.

Temporary living: The Company shall reimburse you upon your arrival for the reasonable costs associated with your temporary housing expenses for a maximum of forty-five (45) days. Temporary living may be used prior to your move to the Netherlands, provided the maximum is not exceeded. Living expenses (meals and sundry expenses…) will not be covered by the Company. The temporary housing will be directly organized through the preferred relocation agent, as determined globally by the Company.

Housing assistance: The Company will provide reasonable assistance with securing accommodation for you and your family in the area of Amsterdam, upon your arrival, with the local relocation agency. The Company will also reimburse you for the agency fees associated with securing an accommodation in the area of Amsterdam. Reimbursement will be made via an expense report with appropriate receipts.

Language and intercultural training: The Company shall cover reasonable Dutch tuition fees and intercultural training for you and your family.

Work papers and visa: The Company will pay the expense associated with securing the appropriate visa documents and work papers for you as well as residence documents for your family.

Home Leave: The Company will provide you with and pay for one roundtrip ticket from Amsterdam to Boston per year for you, your spouse and children until the age of 21 years old for the first three years of your relocation starting with the Effective Date in economy fare. If the annual entitlement isn’t used, it will be neither carried forward nor reimbursed in cash for the upcoming year(s). It will not be used for other locations than Boston or for other individuals than you, your spouse and children.

Job Coaching assistance: If your partner worked prior to your relocation and left his/her employment to go with you, the Company will offer a job coaching service with our preferred vendor based on the negotiated standard assistance, to help him/her to find an employment in the

Netherlands. This assistance has to be initiated during the first six months following the Relocation Date. However, the Company will not alter the conditions and terms of your offer, should the outcome of this assistance be unsuccessful.

Tax Assistance: You are personally responsible for the taxes associated with your income, and expressly exempt the Company and any related companies from any tax or related claims that may arise. The Company will make available to you, and pay the expense of a tax consultant (currently PricewaterhouseCoopers - PwC) for any reasonable tax preparation assistance required for your tax declarations in the Netherlands for the 2023 and 2024 tax years.

CONFIDENTIALITY
You will not, during your employment with Coty or at any time thereafter, directly or indirectly disclose or use, for your own benefit or the benefit of any third party, any information disclosed to or acquired, developed, learned or known by you as a result of or in connection with your employment with Coty, that is not generally known in the industry in which Coty and its affiliates are engaged or ascertained from public or published information, about Coty and its affiliates (including without limitation its business, products, processes, systems and services, in existence or under development), its customers, vendors and suppliers (“Confidential Information”). You acknowledge that, because Confidential Information is extremely valuable, Coty and its affiliates take appropriate measures to maintain its confidentiality, and that you have an obligation to safeguard and protect Confidential Information from disclosure and use. You agree not to take with you any documents, materials or things that embody or contain Confidential Information when you leave Coty, and to return all such documents, material and things to Coty prior to your departure. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, you agree to contact Coty and to seek (to the extent permitted by law) Coty’s consent prior to such disclosure. These confidentiality obligations are permanent and do not lapse upon the termination of your employment with Coty.

RESTRICTIVE COVENANTS

You will be required, as a condition of employment or continued employment, to execute the attached restrictive covenant agreements (one related to your employment in the USA and the other related to your employment to the Netherlands), which sets forth a reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non- solicitation.

GOVERNING LAW

This letter will be governed by the laws of the Netherlands, except during the first period of employment concluded under law or the United States. Any and all rights of any applicable works council or union will be observed, and Coty will comply with applicable law and works council and collective bargaining agreements associated with your Coty employment.

TERMINATION OF

EMPLOYMENT BY
THE COMPANY
Termination without cause: If the Company terminates your employment without cause within the first year from the Relocation Date in the host location, you will be offered the opportunity to relocate back to your home country, as described in the paragraph below: “Conditions of relocation”.

Termination for economic cause – redundancy: If the Company terminates your employment for economic cause, you will be offered the opportunity to relocate back to your home country, as described in the paragraph below: “Conditions of relocation”.

Conditions of relocation: The Company will cover the following relocation services, within maximum 6 months following the termination date:
–return ticket for you and your relocating family to your home country as defined in the Transfer Agreement Letter, in economy fare;
–shipment of your and your relocating family’s household goods, according to this International Transfer Policy, but not exceeding the incoming shipment. No temporary storage would be offered.

Please refer to the ITP for further details.

ASSIGNMENT

You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of Coty’s successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, Coty may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which your employment relates.

ENTIRE AGREEMENT

This letter contains the entire understanding of you and Coty with respect to its subject matter, and supersedes and replaces all prior agreements and understandings, both written and oral, between you and Coty. You acknowledge and agree that no representations or promises concerning your employment with Coty have been made to you except as specifically set forth in this offer letter. Any amendment to this letter must be made in writing and signed by a duly authorized officer of Coty. You agree that your ob ligations and restrictions under this letter will continue in accordance with its terms, regardless of any change in your title, position or duties (unless otherwise agreed).

OTHER TERMS

This offer is contingent on you satisfying our background check requirement. This offer is contingent upon you not being subject to any limitation, obligation or agreement that would preclude your employment as with Coty as Chief Sustainability Officer or in any way restrict your ability to perform your duties as a Coty employee on the Effective Date.

Coty expects that you will not retain, bring with you, use or disclose any confidential or proprietary information or trade secrets of Shiseido to which you may have become privy during your employment with Shiseido. Just as Coty expects its former employees to comply with their ongoing obligations with respect to Coty confidential and proprietary information and trade secrets, we expect –and require – that you comply with any such obligations you may owe any of your prior employers, including Shiseido.

Everyone here at Coty is excited about your joining our team and I look forward to receiving your formal acceptance of our offer by signature on the employment contract enclosed by July 27th, 2021. Upon receipt, we will set up your induction program.

We hope you share our excitement during this transformational time. We look forward to working together in building a true global leader in beauty.

With regards,

/s/ Anne Jaeckin

Anne Jaeckin
Chief Human Resources Officer

Accepted and agreed: Shimei Fan

/s/ Shimei Fan

Print Name: Shimei Fan
Date: 7/25/2021